UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           AMENDMENT NO. 1

BETHLEHEM STEEL CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
087509105
(CUSIP NUMBER)
06/30/2000
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO
WHICH THIS SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE
SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE
SHALL
NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF
THE
SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT
TO THE
LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT
TO ALL
OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO. 087509105          13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS
FIDUCIARY        CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
8,051,937 SHARES
6.  SHARED VOTING POWER
10,171,190 SHARES (INCLUDES 1,939,540 CONV PFD SHS
CONVERTED TO SAME NUMBER COM SHS)
7.  SOLE DISPOSITIVE POWER
18,835,691 SHARES (INCLUDES 1,939,540 CONV PFD SHS
CONVERTED TO SAME NUMBER COM SHS)
8.  SHARED DISPOSITIVE POWER
0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
18,835,691 SHARES (INCLUDES 1,939,540 CONV PFD SHS
CONVERTED TO SAME NUMBER COM SHS)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.1%

12.  TYPE OF REPORTING PERSON*

     BK

                         SCHEDULE 13G        PAGE 3 OF 5
PAGES

ITEM 1.

	(A)  NAME OF ISSUER

	     BETHLEHEM STEEL CORPORATION

	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

		1170 EIGHT AVENUE
		MARTIN TOWER
          BETHLEHEM, PA  18016

ITEM 2.

	(A)  NAME OF PERSON FILING

	     STATE STREET BANK AND TRUST COMPANY, TRUSTEE

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110

     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

 	(D)  TITLE OF CLASS OF SECURITIES

		COMMON STOCK

	(E) CUSIP NUMBER

		087509105

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE
13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                                             PAGE 4 OF 5
PAGES

ITEM 4. OWNERSHIP

 	(A)  AMOUNT BENEFICIALLY OWNED

18,835,691 SHARES

	(B)  PERCENT OF CLASS

14.1%

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    		(I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         		 8,051,937 SHARES
   		(II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         		 10,171,190 SHARES
  		(III) SOLE POWER TO DISPOSE OR TO DIRECT THE
DISPOSITION OF
         		 8,664,501 SHARES
   		(IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE
DISPOSITION OF
         		 0 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.

          BETHLEHEM STEEL CORPORATION EMPLOYEE STOCK
OWNERSHIP 	PLAN = 5.2%
		STATE STREET GLOBAL ADVISORS = 6.5%

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE


PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF
THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK
AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES
COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST
COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL
SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE
AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS
STATEMENT IS TRUE, COMPLETE AND CORRECT.

7 JULY 2000

STATE STREET BOSTON CORPORATION
STATE STREET BANK AND TRUST
COMPANY, TRUSTEE


/s/ JUDITH A. DORIAN
VICE PRESIDENT